Investor Broadcast Network

Affiliate Program Terms and Conditions

This Operating Agreement contains the complete terms and conditions that apply to your participation as an Affiliate in the Investor Broadcast Network Affiliate Program, and the establishment of links from your web site to our web site.

1. AGREEMENT

By completing and sending in the accompanying application and agreeing to the terms and conditions of this Agreement, you are entering into a legal agreement with Investor Broadcast Network, Inc. ("IBN"), which contains all of the terms and conditions below and governs your participation in the Investor Broadcast Network Search Syndication Network.

2. DEFINITIONS For purposes of this Agreement, the following terms will have the indicated meanings:

  Affiliate: The name of the company or individual or other corporate entity provided in the registration form.

  Affiliate's Web Site: The pages of Affiliate, as indicated in Affiliate's registration form "URL of Site."

  Click-Through: When a user of Affiliate's Web Site enters ticker or company name into the window of the Search Box and then clicks the button on the Search Box to submit a search request to the IBN Database and a valid search request is received at the database.

  Search Console: The IBN graphical element containing one or more of the IBN trademarks, service marks and/or tradenames, as listed in Exhibit A, where users enter search queries in order to receive search results from the database.

  Database: IBN has constructed a database of event feed for all conference calls in addition to Zach's earnings information. When a user enters a ticker symbol or company name a window will appear with information pertaining to that particular company along with links to that company's conference call information through the IBN Web Site.

3.GRANT OF LICENSE.

  License. Subject to the terms and conditions of this Agreement, IBN grants to Affiliate a limited, non-exclusive, non-assignable, non-transferable, non-sub-licensable royalty-free license during the term of this Agreement to place a Search Box(es) on Affiliate's Web Site, solely in connection with the exercise of Affiliate's rights under this Agreement.

  Use. Affiliate shall apply, use, and reproduce our search box in the size, place, and manner IBN has specified on our affiliate Web Site. Affiliate shall display such Search Box(es) only in a manner that complies in all material respects with IBN's Usage Guidelines attached hereto as Exhibit B, and as modified from time to time by IBN in its sole discretion.

  Ownership. Affiliate acknowledges that all right, title and interest in the Search Box(es) are exclusively owned by IBN and/or its licensors, and that no right other than the limited license granted herein is provided to Affiliate. Affiliate shall not assert copyright, trademark or other intellectual property ownership or other proprietary rights in the Search Box(es) or in any element, derivation, adaptation, variation or name thereof. Without limiting the foregoing, Affiliate hereby assigns to IBN all worldwide right, title and interest in the Search Box(es) and in any material objects consisting of the Search Box(es) and/or any IBN trademark, tradename or service mark.

  Ownership of Goodwill. Affiliate agrees that its use of the Search Box(es), including all IBN trademarks, service marks and/or tradenames incorporated therein, inures to the benefit of IBN. All goodwill or reputation in the Search Box(es) shall automatically vest in IBN when the Search Box(es) are used by Affiliate pursuant to this Agreement. Affiliate shall not contest the validity of any of the IBN trademarks, service marks or tradenames or IBN's exclusive ownership of them. During the term of this Agreement, Affiliate shall not adopt, use, or register, or apply for registration of, whether as a corporate name, trademark, service mark or other indication of origin, any of the IBN trademarks, service marks or tradenames, or any word or mark confusingly similar to them in any jurisdiction.

4.IBN's RIGHTS AND RESPONSIBILITIES

  Search Box. IBN will provide to Affiliate a Search Box(es) that will enable a user of Affiliate's Web Site to type in a ticker symbol or company name that will enable users of Affiliate's Web Site to access the IBN database.

  IBN Placement at Affiliate's Site. The Search Box(es) will be displayed on Affiliate's Web Site, in a form, manner and presentation in accordance with the Usage Guidelines attached hereto as Exhibit B and instructions posted by IBN, as modified by IBN from time to time.

5. AFFILIATE'S RESPONSIBILITIES

  Affiliate's Implementation Responsibilities. Affiliate shall enable users of Affiliate's Web Site to enter ticker symbols or company names at a Search Box(es).

  Changes. Affiliate will not change the Search Box(es) or any other material that may be licensed to Affiliate.

  Solicitation: Affiliate shall not solicit any IBN advertiser or client without the prior written approval of IBN.

  .Affiliate's Site: Affiliate agrees that it is solely responsible for the development, maintenance and operation of Affiliate's Web Site and for all materials and content that appear on Affiliate's Web Site.

  Publicity: Affiliate may not create, publish, or distribute any item that references IBN without first submitting those items to IBN and receiving IBN's written consent.

6. CONSIDERATION

  Consideration: IBN will pay Affiliate a commission of $0.05 (beginning Sept.15, 1999) per Click-Through to the IBN Web Site (not database). IBN has no obligation to pay Affiliate for commissions for search queries from the Search Box that were not generated by means of a valid search request or do not otherwise fit the definition of a Click-Through. IBN has no obligation to pay Affiliate for commissions for any search that ends at the database. Each user must click on the conference call information on the database bringing user to the IBN Web Site in order for Affiliate to be paid a commission for that particular user.

  Terms: IBN will pay Affiliate forty-five days (45) after the end of each calendar quarter for all commissions earned under Section 6.1 during the prior quarter, less any taxes IBN may be required to withhold, and less any amount IBN determines, in its sole discretion, was not validly earned from proper use of the Search Box on Affiliate's Web Site. If commissions earned during any calendar quarter are less than $20, then IBN, in its sole discretion, may hold those commissions until the quarter in which the total amount due is at least $20 or (if earlier) until this Agreement is terminated.

  Reporting: IBN will provide Affiliate with the ability to obtain a password that will enable Affiliate to enter a password-protected site or an area of a site communicated to Affiliate by IBN. Affiliate may use the password to log in to that site solely to access information about the number of times the Search Box on Affiliate's Web Site has generated a search request to the IBN Web Site. Affiliate understands and agrees that IBN pays commissions based only on Click-Throughs to the IBN Web Site and that the number of search requests generated may not be the same as the number of Click-Throughs.

7. REPRESENTATIONS AND WARRANTIES

  IBN Warranties. IBN represents and warrants that it has full power and authority to enter into this Agreement. IBN does not warrant that the Search Box(es) will meet all of Affiliate's requirements or that performance of the Search box(es) will be uninterrupted or error-free. IBN AND ITS LICENSORS MAKE NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

  Affiliate Warranties. Affiliate represents and warrants that: (i) it has full power and authority to enter into this Agreement, (ii) the content on Affiliate's Web Site, and/or the technology used by Affiliate in connection with Affiliate's Web Site and/or the means by which users access Affiliate's Web Site (a) are owned, validly licensed for use by Affiliate or in the public domain; (b) do not constitute defamation, libel, obscenity; (c) do not infringe or violate any copyright, patent, trademark or other similar intellectual property right, or otherwise violate or breach any duty toward, or rights of any person or entity, including without limitation, rights of privacy and publicity; and (d) do not result in any consumer fraud, product liability, breach of contract to which Affiliate is a party or cause injury to any third party.

8. CONFIDENTIALITY

During the term of this Agreement, Affiliate may have access to certain non-public information of IBN, which information a reasonable person would consider confidential or which is marked as "confidential" or "proprietary" by IBN ("Confidential Information"). Confidential Information does not include information that is generally known and available, or in the public domain through no fault of Affiliate's. Affiliate agrees (i) not to disclose any Confidential Information to any third parties, (ii) not to use any Confidential Information for any purposes except to carry out its rights and responsibilities under this Agreement and (iii) to keep the Confidential Information confidential using the same degree of care Affiliate uses to protect its own confidential information, as long as it uses at least reasonable care. Each party acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow one party or third parties to unfairly compete with the other party resulting in irreparable harm to non-breaching party and, therefore, that upon any such breach or threat thereof, the non-breaching party shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies it may have at law. In addition, if the non-breaching party prevails in any legal dispute hereunder, it shall be entitled to collect its reasonable attorneys' fees and expenses. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the Pennsylvania State and U.S. federal courts having within their jurisdiction the location of IBN principal place of business. Each party consents to the jurisdiction of such courts. All obligations under this Section 8 survive for 3 years after termination of the Agreement.

9. INDEMNIFICATION

  IBN Indemnification. IBN shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Affiliate, which would constitute a breach of any warranty or representation made by IBN under this Agreement; provided that Affiliate promptly notifies IBN in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to IBN at IBN expense and with IBN's choice of counsel; and provided further, however, that IBN shall not be liable for indemnification under this paragraph for claims alleging or arising from violations of intellectual property rights. Affiliate shall cooperate with IBN, at IBN's expense, in defending or settling such claim.

  Affiliate Indemnification. Affiliate shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against IBN, which would constitute a breach of any warranty, representation or covenant made by Affiliate under this Agreement; provided that IBN promptly notifies Affiliate in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Affiliate at Affiliate's expense and with Affiliate's choice of counsel. IBN shall cooperate with Affiliate, at Affiliate's expense, in defending or settling such claim. Affiliate will not enter into any settlement or compromise of any such claim without IBN prior consent, which shall not be unreasonably withheld.

  Limitation of Liability. EXCEPT FOR LIABILITY ARISING OUT OF OR RELATED TO BREACH OF THE CONFIDENTIALITY PROVISIONS HEREIN, NEITHER PARTY OR ANY OF GOTO.COM'S LICENSORS WILL BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT WILL GOTO.COM'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE NET AMOUNT PAYABLE TO AFFILIATE UNDER THIS AGREEMENT.

10. TERM

  Term. The term of this Agreement (the "Term") shall commence on the date Affiliate agrees to the terms and conditions of this Agreement and shall continue in force thereafter, unless earlier terminated as provided herein.

  Termination for Breach. If Affiliate breaches any covenant, representation and/or warranty of this Agreement, or if Affiliate engages in any action that, in IBN's sole discretion, reflects poorly on IBN or otherwise disparages or devalues IBN's trademarks, service marks, tradename, reputation or goodwill, IBN may terminate the Agreement immediately upon notice to Affiliate.

  Termination for Convenience. Either party may terminate this Agreement on ten days written notice to the other party for any reason.

  Termination Due to Insolvency. Either party may suspend performance and/or terminate this Agreement if the other party makes any assignment for the benefit of creditors or has any petition under bankruptcy law filed against it, which petition is not dismissed within 60 days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

  Effect of Termination. Upon the termination of this Agreement for any reason (i) all license rights granted herein shall terminate immediately, and Affiliate shall immediately cease use of the Search Box(es) and of all IBN trademarks, service marks and tradenames incorporated in the Search Box(es).

11.MISCELLANEOUS

  Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 3.3, 3.4, 7, 8, 9, 10.5 and 11 shall survive termination.

  Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, (iv) by certified or registered mail, return receipt requested, upon verification of receipt; or (v) by the same day, when delivered by email. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section. Alternatively, IBN may change the terms and conditions of this Agreement by posting notice of such change on any of the IBN web sites. Any use of the Search Box(es) after such notice is posted or delivered shall be deemed to be continued acceptance of this Agreement including its amendments and modifications.

  Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

  No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

  Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with Pennsylvania Law, without regard to conflict of law principles. With the exception of Section 8, any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in Delaware County, Pennsylvania under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

  Independent Contractors. The parties are independent contractors. This Agreement shall not be construed to create a joint venture or partnership between the parties. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

  Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, acts of God, war, governmental action, or any other cause that is beyond the reasonable control of such party.

  Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

  Entire Agreement. This Agreement, the Exhibits hereto and the accompanying registration form, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement, other than IBN's right to change this Agreement in Section 11.2, must be in writing and executed by an officer of the parties.

  Severability. If any provision of this Agreement shall be held or made invalid or unenforceable for any reason, such invalidity shall not affect the remainder of this Agreement, and the invalid or unenforceable provisions shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable comes closest to the original intentions of the parties hereto and has like economic effect.

  Waiver. The terms or covenants of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

  Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

EXHIBIT A The Search Box For the attachment of the Search Box provided as part of this Agreement, please see http://www.investorbroadcast.com/affiliate/ which is incorporated into and made part of this Agreement. EXHIBIT B IBN USAGE GUIDELINES

  You may use the Search Box(es) solely for the purpose authorized herein by IBN and only in compliance with the specifications, directions, information and standards supplied by IBN and modified by IBN from time to time.

  You agree to comply with any requirements established by IBN concerning the style, design, display and use of the Search Box(es); to correctly use the trademark symbol ™ or registration symbol with every use of the trademarks, service marks and/or tradenames as part of the Search Boex(es) as instructed by IBN.

  You may not alter the Search Box(es) in any manner, or use the Search Box(es) in any manner that may dilute, diminish, or otherwise damage IBN's rights and goodwill in any IBN trademark, tradename and/or service mark that are part of the Search Box(es).

  You may not use the Search Box(es) in any manner that implies sponsorship or endorsement by IBN of services and products other than those provided by IBN.

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